EXHIBIT F


                           New Century Energies, Inc.
                             1225 Seventeenth Street
                             Denver, Colorado 80202

                                December 15, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  RE:      New Century Energies, Inc., et al.
                           Form U-1 Application/Declaration
                           (File No. 70-8787)

Dear Sirs:

         I refer to Post-Effective Amendment Nos. 1 and 2 to the Form U-1 Application/Declaration, as amended (the "Post-Effective Amendment"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by New Century Energies, Inc. ("NCE"), a Delaware corporation, Public Service Company of Colorado ("PSCo"), a Colorado corporation, NC Enterprises, Inc. ("NC Enterprises"), a Delaware corporation, and Natural Fuels Corporation ("Natural Fuels"), a Colorado corporation. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Post-Effective Amendment.

         The Post-Effective Amendment seeks authorization and approval for certain interrelated transactions (to the extent not otherwise exempt) in connection with the formation of two new subsidiaries of Natural Fuels and the transfer of the common stock of Natural Fuels by NC Enterprises to PSCo (the "Transaction").

         I have acted as counsel for NCE, PSCo, NC Enterprises and Natural Fuels in connection with the Post-Effective Amendment and, as such counsel, I am familiar with the corporate proceedings taken by NCE, PSCo, NC Enterprises and Natural Fuels in connection with the Transaction.

         I am familiar with or have reviewed those corporate records of NCE, PSCo, NC Enterprises, and Natural Fuels and such other documents as I have deemed necessary to review as a basis for the opinions hereinafter expressed. In such review, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

         The opinions expressed below with respect to the Transaction described in the Post-Effective Amendment are subject to the following further assumptions and conditions:

         (a) The Transaction shall have been duly authorized and approved by the Boards of Directors of NCE, PSCo, NC Enterprises and Natural Fuels, to the extent required by the governing corporate documents of such parties and state laws applicable to them.

         (b) The Commission shall have duly entered an appropriate order or orders with respect to the Transaction as described in the Post-Effective Amendment granting and permitting the Post-Effective Amendment to become effective under the Act and the rules and regulations thereunder.

         (c) The parties shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts and agreements, debt instruments, indentures, franchises, licenses and permits.

         (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         (e) The consummation of the Transaction shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of such opinions of other counsel qualified to practice in jurisdictions pertaining to the Transaction in which I am not admitted to practice, as I may deem appropriate.

         Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the proposed Transaction is consummated in accordance with the Post-Effective Amendment:

         (a) The laws of the states of Colorado and Delaware applicable to the proposed Transaction will have been complied with.

         (b) Natural Fuels Company LLC, Natural Station Equipment LLC, and "New" Natural Fuels are each validly formed and duly existing under the laws of the State of Colorado.

         (c) (i) Natural Fuels will have legally acquired its outstanding common stock, (ii) Natural Fuels will have legally acquired membership interests in Natural Fuels LLC and Natural Station Equipment LLC, (iii) PSCo will have legally acquired the common stock of Natural Fuels and "New" Natural Fuels, and
                  (iv) Natural Fuels will have been legally merged into "New" Natural Fuels.

         (d) The consummation of the proposed Transaction will not violate the legal rights of the holders of any securities issued by NCE, NC Enterprises, PSCo, or Natural Fuels.

         I have acted as counsel for NCE, NC Enterprises, PSCo, and Natural Fuels in connection with the Post-Effective Amendment and, accordingly, this opinion is limited to actions taken by NCE, NC Enterprises, PSCo, and Natural Fuels in connection with the Transaction.

         The opinions given herein are intended solely for the use of the Commission and may not be relied upon by any third party. I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment.

                                                     Sincerely,

                                                     /s/ William M. Dudley
                                                     William M. Dudley